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Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Appoints Mark R. Callegari to Board of Directors

LEAWOOD, KANSAS, USA – September 23, 2014 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, today announced the appointment of Mark R. Callegari to its Board of Directors, along with positions on the Board’s Nominating and Corporate Governance and Compensation Committees. Mr. Callegari is the Founder and Chief Executive Officer of Callegenix, LLC, a leader in building illumination and microprocessor control systems.
“We are extremely pleased to welcome Mr. Callegari to our board,” said Michael J. Brown, Euronet's Chairman and Chief Executive Officer. “He is a talented and proven entrepreneur with valuable insight and tremendous experience with developing industry leading technology solutions.”
Along with Callegenix, Mr. Callegari also founded LightWild, LLC, a leader in LED lighting solutions; Tidestone Technologies, Inc., developer of Microsoft excel-based management reporting solutions; and Visual Components, Inc., developer of desktop software solutions for IT professionals. Mr. Callegari holds a Bachelor of Science Degree in Business Administration from Rockhurst University, and has received two United States patents on the process of illuminating building facades.
About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of prepaid mobile phone time and other prepaid products.
Euronet's global payment network is extensive - including 19,313 ATMs, approximately 69,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 44 countries; card software solutions; a prepaid processing network of approximately 664,000 POS terminals at approximately 294,000 retailer locations in 33 countries; and a global money transfer network of approximately 235,000 locations serving 131 countries. With corporate headquarters in Leawood, Kansas, USA, and 54 worldwide offices, Euronet serves clients in approximately 155 countries. For more information, please visit the Company's website at www.euronetworldwide.com.